Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: Integrated Corporate Relations Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces Delay in Filing Fiscal Year 2005 Results

Minneapolis, Minnesota, March 9, 2006—BUCA, Inc. (Nasdaq: BUCA) announced that, while Friday, March 10 is the prescribed due date for the filing of the company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2005, it does not expect to file by that date. Instead, the company expects to file with the SEC a Notification of Late Filing on Form 12b-25 on or before Monday, March 13, 2006, and to file the required Report on Form 10-K on or before Monday, March 27, 2006.

The delay in the filing is necessitated because the company has determined that it incorrectly accounted for certain lease transactions. As a result of this determination, the company has determined to restate its previously filed financial statements for the fiscal years ended 2001 through 2004 and for the first three quarters of fiscal 2004 and 2005. These financial statements are being restated to correct certain errors in the application of generally accepted accounting principles related to recognizing lease expense on a straight-line basis for leases with scheduled rent increases, depreciation lives of leasehold improvements and other items. The financial statements for the affected periods and the related reports of the company’s independent registered public accounting firm should no longer be relied upon. The company expects these restatements to increase non-cash lease expenses for the affected periods.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. The impact of the restatements on previously filed results, and the company’s ability to file its annual report on Form 10-K by the date projected depends upon the company completing the necessary analysis and audit of the related financial statements.

BUCA, Inc. owns and operates 104 highly acclaimed family-style Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 28 states and the District of Columbia.